EXHIBIT 10.1
August 5, 2025

James “Mike” Holcomb
Patterson-UTI Energy, Inc.
10713 W. Sam Houston Parkway North, Suite 800
Houston, Texas 77064

Dear Mike,
Congratulations on your promotion to Chief Operating Officer, effective as of August 8, 2025 (the “Promotion Effective Date”).  In connection with your promotion, the reference to “Executive Vice President and Chief Business Officer” in Section 3 of your letter agreement dated August 27, 2024 with Patterson-UTI Energy, Inc. will instead be read to refer to “Chief Operating Officer” from and after the Promotion Effective Date.
You and the Company acknowledge and agree that any further change to your position, authority, duties or responsibilities shall not be deemed to give rise to “good reason” for resignation under your (a) Employment Agreement, (b) any equity or equity-based award agreement between you and the Company or (c) any other agreement between you and the Company or any of its affiliates that provides you with a right to resign your employment for “good reason” or any term of similar import; provided, that in connection with such event or occurrence, your Base Salary, target annual bonus and target annual equity incentive compensation are not reduced, except as expressly contemplated by your Employment Agreement or any other agreement between you and the Company or any of its affiliates.
To confirm your acceptance of the terms of this letter, please return a signed copy of this letter.
Sincerely,
PATTERSON-UTI ENERGY, INC.

By: /s/ William A. Hendricks
Name: William A. Hendricks                        Date: 8/6/25
Title: Chief Executive Officer

Acknowledged and Agreed:

/s/ James (Mike) Holcomb
James (Mike) Holcomb                            Date: 8/5/25

Signature Page to Holcomb Letter Agreement